SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934.

                                (Amendment No. )

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [x]
Check the appropriate box:
 [ ]  Preliminary Proxy Statement
 [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)
 [ ]  Definitive Proxy Statement
 [x]  Definitive  Additional Materials
 [ ]  Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

                               CENIT Bancorp, Inc.

                (Name of Registrant as Specified In Its Charter)

                             Mid-Atlantic Investors

    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[x]   No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1)    Title of each class of securities to which transaction applies:



      2)    Aggregate number of securities to which transaction applies:



      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):



      4)    Proposed maximum aggregate value of transaction:



      5)    Total fee paid



 [ ]  Fee paid previously with preliminary materials

 [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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      3)    Filing Party:

      4)    Date Filed:

MID-ATLANTIC INVESTORS
A.S.C. General Partnership
P.O. Box 7574                                                  Tel. 803-749-7888
Columbia, South Carolina 29202                                 FAX  803-749-7090
--------------------------------------------------------------------------------

                                                                   April 4, 1997

Dear Fellow CENIT Shareholder:

         There is only one important issue facing the shareholders of CENIT - the value of the Company. We believe that CENIT's greatest value to shareholders can be obtained by a prompt sale of the Company to a larger, successful financial institution. We believe that there are a number of such institutions that would pay a premium to acquire CENIT. We believe that all shareholders would benefit in both the short-term and long-term by such a transaction.

         Our proposal asks the board of directors to hire an investment banker, an independent expert, to determine the present value of the Company if it remains independent. That requires an estimate of the Company's future value and a determination of what a reasonable person would pay today to take the chance of receiving the future value in 5 years or so. It will take into account all of the Company's projected future growth. Our proposal also asks that the investment banker determine what an acquiror would be likely to pay for the Company now. That way the two values can be compared.

         We believe that those values will show the value of a sale to be significantly greater. We believe that management believes that as well.

         We have a lot of experience with successful investments in financial institutions. I have been in banking all of my adult life, over 40 years. My partner has served on the board of directors of a bank and is the CEO of a New York Stock Exchange traded company. I am a director of a national bank that had a return on assets of 1.66% and a return on equity of 15.55% in 1996, as compared to CENIT's returns of 0.54% and 10.76% respectively. We have over $5 million of our money invested in CENIT. Based on our experience, we believe that electing several new directors and the hiring of an investment banker will lead to a substantial increase in shareholder value for all shareholders. This is the time for action, not the time to wait.

         We urge you to join this effort by voting FOR our proposals. We have enclosed a GREEN proxy card and a business reply envelope for that purpose.

                                                     Sincerely,


                                                     Jerry Shearer
                                                     Managing Partner

        -------------------------------------------------------------

                                    IMPORTANT

         If your shares are held in your own name, please sign, date and return the enclosed GREEN proxy card in the postage-paid envelope provided. If your Shares are held in the name of a brokerage firm, bank or other institution, please sign, date and return the GREEN proxy to such brokerage firm, bank or
other institution in the envelope provided by that firm.                  (over)

         If you have any questions or require assistance in voting your Shares, please call:

                             D. F. King & Co., Inc.
                                 77 Water Street
                              New York, N. Y. 10005

                          (212) 269-5550 (call collect)
                                       or
                           (800) 829-6554 (toll-free)

                                CENIT FACT SHEET

         CENIT's President has had a lot to say about CENIT, its management and Mid-Atlantic. Mid- Atlantic would like to set the record straight.


CENIT's President says:                                               WE SAY:

o   CENIT bought $68 million of deposits                             o   Total deposits only increased by $48
    continuing our plan of growing                                       million.  Losing $20 million of
                                                                         existing deposits is not growth.

o   Total assets grew almost 11% in 1996.                            o   Tangible book value per share
                                                                         declined 1% in 1996.  Bigger isn't
                                                                         necessarily better.

o   Loans held for investment increased more                         o   Nonaccrual loans (troubled loans)
    than 32% in 1996.                                                    increased 258% in 1996.

o   Gross fees from merchant credit card                             o   Expenses of merchant credit card
    processing increased 47%.                                            processing increased 55%.

o   CENIT earned $3.00 per share in 1996 if                          o   CENIT's actual earnings per share in
    you don't count part of the actual expense.                          1996 were less than they were in 1994
                                                                         and 1993.


CENIT's President says: "Do not be misled by Mid-Atlantic and its scheme to sell the Company prematurely."

WE SAY: Don't be misled by anybody. Get the facts. Analyze the information. Talk to your broker or financial advisor. We have no "scheme" to sell the Company; we openly state that, based on our experience, we believe that a prompt sale of the Company is the best way to maximize shareholder value.

CENIT's President says: "Putting CENIT 'on the block' in such a fashion would deprive you of the long- term value of your investment."

WE SAY: For hundreds of years the adage "a bird in the hand is worth two in the bush" has been true. We have yet to see any evidence that CENIT will be worth enough more in several years to justify the risk of waiting. We hope hiring an expert investment banker will convince Mr. Ives of the obvious truth.

CENIT's President says: "Your Board and management have adopted strategies which have been extremely successful in building stockholder value for the past five years."

WE SAY: The favorable performance of CENIT's stock over the past five years is, in our opinion, primarily due to takeover speculation caused by Mid-Atlantic's announcing it owned over 9% of CENIT's stock and mergers of other institutions such as Commerce Bank. Ask your broker or financial advisor for an unbiased view.




                                                                          (over)

CENIT's President says: "We have implemented a plan to create real value instead of short-term gains, and we believe CENIT is poised to realize even greater benefits of these and other initiatives:"

WE SAY: What is the plan? What are its specific  goals?  How will those goals be
accomplished?   And,  most  importantly,  how  do  those  goals  translate  into shareholder value?

CENIT's  President says: "to hire an investment bank to hang a price-tag on your
Company....would  eliminate  any  leverage we might have to get a premium  price based on the present value and future prospects of CENIT."

WE SAY: Any bank that is successful enough to be able to acquire CENIT is not going to be fooled by Mr. Ives into paying more than CENIT is worth. Acquirors hire investment bankers too.

CENIT's   President   says:   "the   Nominating   Committee   of  the  Board  of
Directors...was   unable  to  consider   the   qualifications,   experience   or
independence of any of the Mid-Atlantic nominees."

WE SAY: The Board of Directors is not a private club where prospective members must be interviewed by a nominating committee. The qualifications, experience and independence of the nominees is set forth in the proxy statements. It is the shareholders who have to make the choice - not the nominating committee.

CENIT's President says: "Mid-Atlantic is only interested in short-term profits for itself, not in maximizing long-term value for all stockholders."

WE SAY: IF WE GAIN, YOU GAIN. That's something CENIT's president and board of directors can't say. They make money, a lot of money, from and on account of their positions with CENIT.

CENIT's President says: "The cost of CENIT's proxy solicitation will be borne by CENIT." The cost is estimated to be over $120,000.

WE SAY: SHAME ON CENIT MANAGEMENT! You are wasting stockholder money in a cynical effort to save your own positions, your compensation, your perquisites and prerogatives. You have abandoned your fiduciary obligations simply to satisfy your own desires.

It is painfully obvious that CENIT's Board of Directors is in need of input from the shareholders to remind them who owns this Company.

Vote for a change. Vote FOR the proposals on the GREEN proxy card.


                     * NOT PRINTED AT STOCKHOLDER EXPENSE *